Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 1, 2023, relating to the financial statements of Ryan Specialty Holdings, Inc., and the effectiveness of Ryan Specialty Holdings, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Ryan Specialty Holdings, Inc. for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

May 22, 2023